Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2014 Results

— Operating Profit Increases by 72% —

PHILADELPHIA — June 9, 2014 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen weeks (first quarter) ended May 3, 2014.

Sales

Sales for the thirteen weeks ended May 3, 2014 increased by $2.6 million, or 0.5%, to $538.8 million from $536.2 million for the thirteen weeks ended May 4, 2013. Comparable sales decreased 1.4%, consisting of an increase of 3.2% in comparable service revenue and a decrease of 2.8% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 1.0%, while comparable retail sales decreased 1.9%.

Earnings

Net earnings for the first quarter of fiscal 2014 were $1.6 million ($0.03 per share) as compared to net earnings of $3.9 million ($0.07 per share) recorded in the first quarter of fiscal 2013. Operating profit for the first quarter of fiscal 2014 increased to $6.0 million from $3.5 million recorded in the first quarter of fiscal 2013. The 2014 results included, on a pre-tax basis, a $1.2 million asset impairment charge and $4.0 million in litigation accruals. The 2013 results included, on a pre-tax basis, a $1.2 million asset impairment charge and a $3.8 million tax benefit.

Commentary

“Our first quarter operating profit improved significantly over the prior year driven primarily by higher gross margin,” said President and CEO, Mike Odell. “Our core service business remains solid and we expect tire sales trends to improve in the back half of the year. Through the first five weeks of the second quarter, we have seen our service business improve to a positive comp despite the continued pressure in tire pricing. Our service business footprint also continues its growth with 25 new Service & Tire Centers planned for 2014.”

Mike continued, “Our customer strategies are gaining traction and our target customer groups have been endorsing our improved customer experience with new and repeat business, but we need to get to critical mass to accelerate our performance. In May, June and July, we are grand re-opening in our Road Ahead format all of our stores in our San Francisco, Boston and Charlotte markets. By differentiating ourselves in a competitive landscape, we aim to grow market share with our target customer groups and, in turn, our sales and profits.”

“We also continued to see strong growth in pepboys.com digital operations, which includes on-line service appointments, tire sales that are made on-line and installed in our stores, ship-to-home sales and products that are ordered on-line and picked up in our stores. From a mix of business perspective, sales through digital operations accounted for 4.0% of our sales during the first quarter as compared to 2.3% for the prior year,” Mike added.

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 10 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, June 10 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:
Sanjay Sood
(215) 430-9105
Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

	Thirteen weeks ended	Thirteen weeks ended
($ in thousands, except for eps)	May 3, 2014	May 4, 2013

Total revenues	$538,821	$536,173

Net earnings	$1,608	$3,863

Basic earnings per share:
Average shares	53,470	53,388

Basic earnings per share:	$0.03	$0.07

Diluted earnings per share:
Average shares	54,009	53,991

Diluted earnings per share:	$0.03	$0.07